Exhibit 10.2

SALES AGREEMENT

This Contract is made and entered into May 26th 2010, by and between EL MANIEL INTERNATIONAL INC, ("EMLL") and JFK PETROLEUM INC ("JFK"), respectively.

WHEREAS JFK PETROLEUM INC of 1453, SALEM BLVD, BERWICK, PA 18630, USA is the owner of property and oil tanks at Route 11 and Cemetery Road, near Berwick, Pennsylvania USA;

WHEREAS EMLL of 13520 ORIENTAL ST, ROCKVILLE, MD 20853, USA is desirous of acquiring said land and tanks.

WHEREAS JFK is desirous of selling these assets to EMLL.

NOW THEREFORE the Parties hereby agree to enter into a Sales agreement as set out per the terms infra:

EMLL shall tender the sum of $10,000.00 to Laryssa Shainberg as a good faith deposit for the purchase of this asset. This deposit is non refundable and will be paid immediately upon signing of this agreement by Laryssa Shainberg to the bank account of Laryssa Shainberg by bank wire. EMLL has initiated a title search. Upon the results of a clean title, EMLL shall remit directly to Laryssa Shainberg the sum of $40,000.00 and Laryssa Shainberg will at the same time remit the title and deed to EMLL in exchange. The deed will be delivered and the purchase price paid as discussed above unless extended in writing by the parties. This sale is an AS IS sale.

EMLL shall tender to Laryssa Shainberg 1,000,000 common restricted shares of EMLL, with a committed buyback of $1.00 per share, at Shainberg's option, one year after issue date.

EMLL shall remit by wire $2,500 to Shainberg at the same time the $10,000 is remitted for the sold purposes of paying an outstanding tax bill to the County of Luzerne, PA. Shainberg agrees to remit this $2500 to the tax authorities in Luzerne County, PA as soon as she receives it.

EMLL has done the necessary due diligence already and will hold Laryssa Shainberg and JFK Petroleum, Inc. harmless for any liability or debt or penalty should anything arise in the future. Both parties understand that various activities would be necessary to do for this property and facility to operate as an energy facility in the State of Pennsylvania. EMLL has independently acquired help in this regard and release Shainberg and JFK from any further obligation or responsibilities in this regard. Shainberg has remitted to EMLL all documents from the various local, county and state authorities as to this site.

Either party may withdraw from this contract if either side defaults on their obligations. EMLL will hold Shainberg harmless in all regards as to this clause. EMLL shall indemnify Shainberg.

The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of both parties and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Sales Agreement.

Any controversy or claim arising out of or relating to this contract or breach thereof, all parties agree that the dispute shall be settled by either mediation or arbitration by a mutually selected attorney whose offices are within 100 miles of New York•City. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The Parties agree that in any dispute, claim or controversy concerning this Agreement, the laws of the state of New York shall apply.

If Seller shall be unable to deliver title or make conveyance as provided herein, Buyer, at its option, may (i) terminate this Agreement whereupon the deposit shall be refunded to Buyer and all obligations of the parties shall cease, or (ii) waive the defects and accept whatever title Seller is able to convey, without any reduction in the purchase price and as a full performance by Seller.

On the closing, the Premises and all improvements, fixtures and items of personal property, if any, will be delivered to Buyer in their present condition, reasonable wear and tear excepted. The Premises shall be free of all occupants, tenants and personal possessions, except as may otherwise be provided herein. Buyer has inspected the Premises prior to the closing to determine whether the Premises complies with this section.

Current property taxes, regular and special assessments, water and sewer charges, fuel, rents, interest, insurance, operating expenses and other customary matters, if any, shall be the responsibility of the buyer.

If any provision of this Agreement shall be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Within 24 hours of the signing of both parties to this agreement EMLL shall deposit the sum of $10,000.00 to Laryssa Shainberg's bank account by international bank wire.

In Witness Whereof, the Parties have executed this agreement on the date above written.

/s/ Khoo Hsiang Hun	/s/ Laryssa Shainberg
Khoo Hsiang Hun, Dir, on behalf of El Maniel International Inc.	Laryssa Shainberg, on behalf of JFK Petroleum, Inc.